Exhibit 99.1

Victory Capital Reports January 2022 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--February 10, 2022--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $176.8 billion as of January 31, 2022.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	Jan. 31, 2022	Dec. 31, 2021
Solutions[2]	$58,312	$60,364
Fixed Income[2]	34,587	35,154
U.S. Mid Cap Equity	29,119	30,578
U.S. Small Cap Equity	18,521	20,094
U.S. Large Cap Equity	14,618	15,766
Global / Non-U.S. Equity[2]	15,492	16,050
Alternative Investments[2]	3,054	2,548
Total Long-Term Assets	$173,703	$180,554

Money Market / Short Term Assets	3,095	3,100
Total Assets Under Management	$176,798	$183,654

By Vehicle
Mutual Funds[3]	$118,998	$124,142
Separate Accounts and Other Pooled Vehicles[4]	52,952	54,641
ETFs[5]	4,848	4,871
Total Assets Under Management	$176,798	$183,654

[1]Total AUM includes both discretionary and non-discretionary client assets. Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

[2]Beginning in January 2022, the Company’s “Other” asset class has been categorized to Solutions, Fixed Income, Global / Non-U.S. Equity, and Alternative Investments based on the underlying investment strategy. Additionally, all assets managed using alternative investment strategies are now included in the Company’s Alternative Investments asset class. Prior-period figures have been adjusted accordingly.

[3]Includes institutional and retail share classes, money market and VIP funds.
[4]Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.
[5]Represents only ETF assets held by third parties. Excludes ETF assets held by other Victory Capital products.

About Victory Capital

Victory Capital is a diversified global asset management firm with $176.8 billion in assets under management as of January 31, 2022. It was ranked ninth on Fortune’s list of the 100 Fastest Growing Companies for 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 12 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment products, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, and a 529 Education Savings Plan.

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Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com